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                                                                      EXHIBIT 3

                                REVOCABLE PROXY

         The undersigned hereby revokes any and all previous proxies granted with respect to the shares of the common stock of Summit America Television, Inc., formerly known as Shop at Home, Inc. held by the undersigned (the "Shares") and hereby grants to, and appoints Heritage Fund Advisors, LLC ("Heritage"), or any nominee of Heritage, proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the undersigned to vote the Shares at every annual, special, or adjourned meeting, and to grant any consent or approval in respect of the Shares. The undersigned shall have no claim against such proxy and attorney-in-fact for any action taken, decision made or instruction given by such proxy and attorney-in-fact. This proxy shall be effective for a period of one year commencing on June 5, 2003; provided, however, that this proxy may be revoked by the undersigned at any time upon written notice to Heritage.


                                       Signature:  /s/  Glenn M. Caudill
                                                 -------------------------------

                                       Print Name:  Glenn M. Caudill